EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-3 (Registration No.'s 333-1314, 333-15959) and Forms S-8 (Registration No.'s 333-1136, 333-1138) of Sandston Corporation of our report dated March  27, 2018 on the financial statements of Sandston Corporation as of and for the years ended December 31, 2017 and 2016, appearing in the Annual Report on Form 10-K of Sandston Corporation for the year ended December 31, 2017.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan

March 27, 2018